Exhibit 3.71

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

•                  First:                                                                 The name of Corporation is NBTY Ukraine, Inc.

•                  Second:                                                     Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 Street, in the City of Wilmington County of New Castle, Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

•                  Third:                                                             The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•                  Fourth:                                                       The amount of total stock of this corporation is authorized to issue is One Hundred (100) shares (number of authorized shares) with a par value of One Dollar ($1.00) per share.

•                  Fifth:                                                                  The name and mailing address of the incorporator are as follows:

Name: John Patrick Paraschos, Esq.

Mailing Address: 90 Orville Drive

Bohemia, New York    Zip Code: 11716

•                  I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 28th day of February, A.D. 2005.

BY:	/s/ John Patrick Paraschos
(Incorporator)

NAME:	John Patrick Paraschos, Esq.
(type or print)